AMENDED & RESTATED
TRANSFER AGENT SERVICING AGREEMENT
    THIS AGREEMENT is made and entered into as of the last day written on the signature page by and between The Jensen Quality Growth Fund Inc., an Oregon corporation f/k/a The Jensen Portfolio, Inc. (the “Company”) U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. BANK GLOBAL FUND SERVICES, a Wisconsin limited liability company (“USBGFS”).

    WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company;
WHEREAS, USBGFS is, among other things, in the business of administering transfer and dividend disbursing agent functions for the benefit of its customers;

WHEREAS, the Company and USBGFS previously entered into an Amended & Restated Transfer Agent Servicing Agreement dated July 1, 2005 (as amended, the “Original Agreement”), and the Company desires to continue to retain USBGFS to provide transfer and dividend disbursing agent services to the Company; and
WHEREAS, the Company and USBGFS desire to amend and restate the Original Agreement in its entirety.
NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:
1.Appointment of USBGFS as Transfer Agent

The Company hereby appoints USBGFS as transfer agent of the Company on the terms and conditions set forth in this Agreement, and USBGFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBGFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBGFS hereunder.
2.Services and Duties of USBGFS
(I)USBGFS shall provide the following transfer agent and dividend disbursing agent services to the Company:
A.Receive and process all orders for transactions of shares in accordance with applicable regulations, and as specified in the Company’s prospectus and Statement of additional information (or similar disclosure documents) (the “Prospectus”) filed with the Securities and Exchange Commission (“SEC”).

B.Process purchase and redemption orders with prompt delivery, where appropriate, of payment and supporting documentation to the shareholder based on the shareholder’s or the Company’s custodian instructions, and record the appropriate number of shares being held in the appropriate shareholder account.

C.Process redemption requests received in good order and, where relevant, deliver appropriate documentation to the Company’s custodian.

D.Pay proceeds upon receipt from the Company’s custodian, where relevant, in accordance with the instructions of redeeming shareholders.

E.Process transfers of shares in accordance with the shareholder's instructions, after receipt of appropriate documentation from the shareholder as specified in the Prospectus.

F.Prepare and transmit payments, or apply reinvestments for income dividends and capital gains distributions declared by the Company, after deducting any amount required to be withheld by any applicable laws, rules and regulations and in accordance with shareholder instructions.

G.Serve as the Company’s agent in connection with systematic plans including, but not limited to, systematic investment plans, systematic withdrawal plans, and systematic exchange plans.

H.Make changes to shareholder records, including, but not limited to, address and plan changes in plans (e.g., systematic investment and withdrawal and dividend reinvestment).
I.Handle load and multi-class processing, including rights of accumulation and purchases by letters of intent in accordance with the Prospectus.

J.Record the issuance of shares of the Company and maintain, pursuant to Rule 17Ad-10(e) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), a record of the total number of shares of the Company which are authorized, issued and outstanding.

K.Prepare ad-hoc reports as necessary at prevailing rates.

L.Mail shareholder reports and Prospectuses to current shareholders for whom USBGFS has direct access and appropriate registration information.

M.Prepare and file U.S. Treasury Department Forms 1099 and other appropriate information returns required with respect to dividends and distributions for all shareholders.

N.Provide shareholder account information upon shareholder or Company requests and prepare and mail confirmations and statements of account to shareholders for all purchases, redemptions and other confirmable transactions as agreed upon with the Company.

O.Mail and/or obtain shareholders’ certifications under penalties of perjury and pay on a timely basis to the appropriate federal or state authorities any taxes to be withheld on dividends and distributions paid by the Company, all as required by applicable federal and state tax laws and regulations.

P.Provide the total number of shares of the Company sold in each state to enable the Company to monitor such sales for blue sky purposes; provided that the Company, not USBGFS, is responsible for ensuring that shares are not sold in violation of any requirement under the securities laws or regulations of any state.

Q.Answer correspondence from shareholders, securities brokers and others relating to USBGFS’ duties hereunder within required time periods established by applicable regulation.
R.Reimburse the Company each month for all material losses resulting from “as of” processing errors for which USBGFS is responsible in accordance with the “as of” processing guidelines set forth on Exhibit A hereto.
S.Calculate average assets held in shareholder accounts for purposes of paying Rule 12b-1 and/or shareholder servicing fees as directed by the Company.
T.Provide service and support to financial intermediaries including but not limited to trade placements, settlements and corrections.
(II)    USBGFS shall provide the following additional transfer agent services to the Company for Internet Access, Vision Electronic Statement Service, Chat and INFORMATM
A.    If the Company so elects, USBGFS shall provide the following services that are further described and that may be subject to additional terms and conditions specified in their respective exhibits, as such may be amended from time to time:
Internet Access (as of the date hereof, also known as Fan Web or Digital Investor), Vision Electronic Statement Service, Chat and INFORMATM (Exhibit C) or the services described on Exhibit D.

The Company hereby acknowledges that exhibits are an integral part of this Agreement and, to the extent services included in Exhibits B or C are selected by the Company, such services shall also be subject to the terms and conditions of this Agreement. To the extent the terms and conditions of this Agreement conflict with the terms and conditions included in Exhibits B or C, the exhibit shall control. The provisions of Exhibits B or C, as applicable, shall continue in effect for as long as this Agreement remains in effect, unless sooner terminated.

B.    USBGFS shall allow the Company access to various fund data, systems, industry information and processes as the parties may agree to from time to time, through Mutual Fund eXchange (“MFx”), subject to the terms of this Agreement and the additional terms and conditions contained in the on-line MFx access agreement to be entered into upon accessing MFx for the first time. USBGFS shall enable the Company to access MFx services by supplying the Company with necessary software, training, information and connectivity support as mutually agreed upon, all of which shall constitute confidential knowledge and information of USBGFS and shall be used by the Company only as necessary to access MFx services pursuant to this Agreement. The Company shall provide for the security of all codes and system access mechanisms relating to MFx provided to it by USBGFS and implement such security procedures and/or devices to ensure the integrity of

MFx. The Company hereby understands that USBGFS will perform periodic maintenance to the MFx hardware and software being accessed, which may cause temporary service interruptions. USBGFS shall notify the Company of all planned outages and, to the extent possible, will perform any necessary maintenance during non-business hours.

    The Company hereby acknowledges that all programs, software, manuals and other written information relating to MFx access provided by USBGFS pursuant to this Agreement shall remain the exclusive property of USBGFS at all times.

The Company acknowledges that it is responsible for determining the suitability and accuracy of the information obtained through its access to MFx. USBGFS MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE SUITABILITY AND ACCURACY OF FUND DATA, SYSTEMS, INDUSTRY INFORMATION AND PROCESSES ACCESSED THROUGH MFx. However, USBGFS will assist the Company in verifying the accuracy of any of the information made available to the Company through MFx and covered by this Agreement.

In the event of termination of this Agreement, the Company shall immediately end its access to MFx and return all codes, system access mechanisms, programs, manuals and other written information to USBGFS, and shall, to the extent reasonably technically practicable and permitted by applicable law, destroy or erase all such information on any diskettes or other storage medium, unless such access continues to be permitted pursuant to a separate agreement.

3.Lost Shareholder Due Diligence Searches and Servicing
The Company hereby acknowledges that USBGFS has an arrangement with an outside vendor to conduct lost shareholder searches required by Rule 17Ad-17 under the Securities Exchange Act of 1934, as amended. Costs associated with such searches will be passed through to the Company as a miscellaneous expense in accordance with the fee schedule set forth in Exhibit C hereto. If a shareholder remains lost and the shareholder’s account unresolved after completion of the mandatory Rule 17Ad-17 search, the Company hereby authorizes USBGFS to conduct a more in-depth search in order to locate the lost shareholder before the shareholder’s assets escheat to the applicable state, to enter into agreements with vendors to conduct such additional searches, and to charge the costs of such additional searches to the account of the lost shareholder.
4.Anti-Money Laundering and Red Flag Identity Theft Prevention Programs
The Company acknowledges that it has had an opportunity to review and consider the written procedures provided by USBGFS describing various tools used by USBGFS which are designed to promote the detection and reporting of potential money laundering activity by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”). Further, the Company has determined that the Procedures, as part of the Company’s overall anti-money laundering program and the Red Flag Identity Theft Prevention program, are reasonably designed to prevent the Company from being used for money laundering or the financing of terrorist activities and to achieve compliance with the applicable provisions of the Fair and Accurate Credit Transactions Act of 2003, the Bank Secrecy

Act, the Office of Foreign Assets Control Sanctions Programs (“economic sanctions”), the USA PATRIOT Act of 2001, and the implementing regulations thereunder.
Based on this determination, the Company hereby instructs and directs USBGFS to implement the Procedures on the Company’s behalf, as such may be amended or revised from time to time. It is contemplated that these Procedures will be amended from time to time by USBGFS as additional regulations are adopted and/or regulatory guidance is provided relating to the Company’s anti-money laundering and identity theft responsibilities.
The Company acknowledges and agrees that although it is directing USBGFS to implement the Procedures on its behalf, USBGFS is implementing the Procedures as a service provider to the Company and the Company is and remains ultimately responsible for complying with all applicable laws, rules, and regulations with respect to anti-money laundering, customer identification, identity theft prevention, economic sanctions, and terrorist financing, whether under the Bank Secrecy Act, the USA PATRIOT Act of 2001, the Fair and Accurate Credit Transactions Act of 2003, or otherwise, including, without limitation, the establishment and board adoption of its own formal anti-money laundering program and the designation of its own anti-money laundering officer.
The Company further acknowledges and agrees that certain portions of the Procedures are applicable to certain products, entities, structures, or geographies and, accordingly, certain portions of the Procedures may not be implemented with respect to the Company. The Company has had the opportunity to discuss the Procedures with USBGFS, and the Company understands and agrees which portions of the Procedures may not be implemented on behalf of the Company. Without limitation of the foregoing, USBGFS shall not be responsible for providing anti-money laundering or customer identification services with respect to certain intermediary or dealer-controlled customer accounts (i.e., level 0 sub-accounts through the Fund/SERV system operated by the national Securities Clearing Corporation) and other fund client relationships where there is a sub-transfer agency or similar arrangement between the Company and the intermediary.
USBGFS agrees to provide to the Company:
(a)Prompt written notification of any transaction or combination of transactions that USBGFS believes, based on the Procedures, evidence money laundering or identity theft activities in connection with the Company or any shareholder of the Company;
(b)Prompt written notification of any shareholder(s) that USBGFS reasonably believes, based upon the Procedures, to be engaged in money laundering or identity theft activities, provided that the Company agrees not to communicate this information to the shareholder;
(c)Any reports received by USBGFS from any government agency or applicable industry self-regulatory organization pertaining to the Procedures;
(d)Prompt written notification of any action taken in response to anti-money laundering violations or identity theft activity as described in (a), (b) or (c); and

(e)Certified annual and quarterly reports of its monitoring and customer identification activities on behalf of the Company.
The Company hereby directs, and USBGFS acknowledges, that USBGFS shall (i) permit federal regulators access to such information and records maintained by USBGFS and relating to USBGFS’ implementation of the Procedures, on behalf of the Company, as they may request, and (ii) permit such federal regulators to inspect USBGFS’ implementation of the Procedures on behalf of the Company.
5.Compensation
USBGFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit C hereto (as amended from time to time). USBGFS shall also be reimbursed for such miscellaneous expenses set forth in Exhibit C as are reasonably incurred by USBGFS in performing its duties hereunder. The Company shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Company shall notify USBGFS in writing within 30 calendar days following receipt of each invoice if the Company is disputing any amounts in good faith. The Company shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. With the exception of any fee or expense the Company is disputing in good faith as set forth above, unpaid invoices shall accrue a finance charge of 1½% per month after the due date.
6.Representations and Warranties
A.The Company hereby represents and warrants to USBGFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)    It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)    This Agreement has been duly authorized, executed and delivered by the Company in accordance with all requisite action and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)    It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement;

(4)    A registration statement under the 1940 Act and, if applicable, the Securities Act of 1933, as amended, will be made effective prior to the effective date of this Agreement and will remain effective during the term of this Agreement, and appropriate state securities law filings will be made prior to the effective date of this Agreement and will continue to be made during the term of this Agreement as necessary to enable the Company to make a continuous public offering of its shares;

(5)    All records of the Company (including, without limitation, all shareholder and account records) provided to USBGFS by the Company are accurate and complete and USBGFS is entitled to rely on all such records in the form provided; and

(6)    The Company has a reasonable belief that it knows the true identity of all shareholders of the Company as of the date of this Agreement including, to the extent applicable, the beneficial owners of such shareholders, and USBGFS is entitled to rely on such identification by the Company.

B.USBGFS hereby represents and warrants to the Company, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)    It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)    This Agreement has been duly authorized, executed and delivered by USBGFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBGFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(3)    It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and
(4)    It is a registered transfer agent under the Exchange Act.
7.Standard of Care; Indemnification; Limitation of Liability
A.USBGFS shall exercise reasonable care in the performance of its duties under this Agreement. Neither USBGFS nor any of its affiliates or suppliers shall be liable for any error of judgment; mistake of law; fraud or misconduct by the Company, the adviser or any other service provider to the Company, or any employee of the foregoing; or for any loss suffered by the Company, or any third party in connection with USBGFS’ duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBGFS’ reasonable control, except a loss arising out of or relating to

USBGFS’ refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBGFS has exercised reasonable care in the performance of its duties under this Agreement, the Company shall indemnify and hold harmless USBGFS and its affiliates and suppliers from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that USBGFS or its affiliates and suppliers may sustain or incur or that may be asserted against USBGFS or its affiliates and suppliers by any person arising out of any action taken or omitted to be taken by it in performing the services hereunder (i) in accordance with the foregoing standards, or (ii) in reliance upon any written or oral instruction provided to USBGFS by any duly authorized officer of the Company, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBGFS’ refusal or failure to comply with the terms of this Agreement (other than where such compliance would violate applicable law) or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Company, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBGFS” shall include USBGFS’ directors, officers and employees.

USBGFS shall indemnify and hold the Company harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys' fees) that the Company may sustain or incur or that may be asserted against the Company by any person arising out of any action taken or omitted to be taken by USBGFS as a result of USBGFS’ refusal or failure to comply with the terms of this Agreement, or from USBGFS’ bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBGFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Company” shall include the Company’s directors, officers and employees.
In no case shall either party be liable to the other for (i) any special, indirect or consequential damages, loss of profits or goodwill (even if advised of the possibility of such); or (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply.
In the event of a mechanical breakdown or failure of communication or power supplies beyond its reasonable control, USBGFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBGFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBGFS. USBGFS agrees that it shall, at all times, have reasonable business continuity and disaster contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Company shall be entitled to inspect USBGFS’ premises and operating capabilities at any time during regular business hours of USBGFS, upon reasonable notice to USBGFS. Moreover, USBGFS shall provide the Company, at such times as the Company may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBGFS relating to the services provided by USBGFS under this Agreement.
Notwithstanding the above, USBGFS reserves the right to reprocess and correct administrative errors at its own expense.
B.In order that the indemnification provisions contained in this section shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this section. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.The indemnity and defense provisions set forth in this Section 7 shall indefinitely survive the termination and/or assignment of this Agreement.

D.If USBGFS is acting in another capacity for the Company pursuant to a separate agreement, nothing herein shall be deemed to relieve USBGFS of any of its obligations in such other capacity.

E.Notwithstanding the date of this Agreement, USBGFS agrees that its indemnification obligations under this Section [7] are effective as of, and cover any and all actions taken or omitted to be taken by USBGFS since, the date of the Original Agreement.
8.Data Necessary to Perform Services
The Company or its agent shall furnish to USBGFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

9.Proprietary and Confidential Information
A.USBGFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Company, all records and other information relative to the Company and prior, present, or potential shareholders of the Company (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except (i) after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where USBGFS may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities after prior notice is first given to the Company (other than in response to examinations by regulatory authorities), or (iii) when so requested by the Company. Records and other information which have become known to the public through no wrongful act of USBGFS or any of its employees, agents or representatives, and information that was already in the possession of USBGFS prior to receipt thereof from the Company or its agent, shall not be subject to this paragraph.
Further, USBGFS will adhere to the privacy policies adopted by the Company pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, USBGFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Company and its shareholders.
B.The Company agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of USBGFS, all non-public information relative to USBGFS (including, without limitation, information regarding USBGFS’ pricing, products, services, customers, suppliers, financial statements, processes, know-how, trade secrets, market opportunities, past, present or future research, development or business plans, affairs, operations, systems, computer software in source code and object code form, documentation, techniques, procedures, designs, drawings, specifications, schematics, processes and/or intellectual property), and not to use such information for any purpose other than in connection with the services provided under this Agreement, except (i) after prior notification to and approval in writing by USBGFS, which approval shall not be unreasonably withheld and may not be withheld where the Company may be exposed to civil or criminal contempt proceedings for failure to comply, (ii) when requested to divulge such information by duly constituted authorities after prior notice is first given to USBGFS (other than in response to examinations by regulatory authorities), or (iii) when so requested by USBGFS. Information which has become known to the public through no wrongful act of the Company or any of its employees, agents or representatives, and information that was already in the possession of the Company prior to receipt thereof from USBGFS, shall not be subject to this paragraph.
C.Notwithstanding anything herein to the contrary, (i) the Company shall be permitted to disclose the identity of USBGFS as a service provider, redacted copies of this Agreement, and such other information as may be required in the Company’s registration or offering documents, or as may otherwise be required by applicable law, rule, or regulation, and (ii) USBGFS shall be permitted to include the name of the Company in lists of representative clients in due diligence questionnaires, RFP responses, presentations, and other marketing and promotional purposes.
10.Records

USBGFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Company, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBGFS agrees that all such records prepared or maintained by USBGFS relating to the services to be performed by USBGFS hereunder are the property of the Company and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Company or its designee on and in accordance with its request. Notwithstanding the foregoing, USBGFS may retain such copies of such records in such form as may be required to comply with any applicable law, rule, regulation, or order of any governmental, regulatory, or judicial authority of competent jurisdiction.
11.    Compliance with Laws
A.The Company has and retains primary responsibility for all compliance matters relating to the Company, including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, the Sarbanes-Oxley Act of 2002, the USA PATRIOT Act of 2001 and the policies and limitations of the Company relating to its portfolio investments as set forth in its Prospectus and statement of additional information. USBGFS’ services hereunder shall not relieve the Company of its responsibilities for assuring such compliance or the Board of Directors’ oversight responsibility with respect thereto.
B.The Company shall immediately notify USBGFS if the investment materially changes or deviates from the investment strategy disclosed in the current Prospectuses, or if it knowingly becomes subject to any new law, rule, regulation, or order of a governmental or judicial authority of competent jurisdiction that materially impacts the operations of the Company or the services provided under this Agreement.
C.If, and to the extent that, the General Data Protection Regulation (EU) 2016/679, as amended (“GDPR”) or the Cayman Islands Data Protection Law, 2017, as amended (“DPL”), are applicable to USBGFS and the Company the following provisions shall apply:
(a)The parties agree USBGFS is a “Data Processor” under GDPR and DPL, as applicable, in the performance of its services under this the Agreement. Notwithstanding the foregoing, the parties agree USBFS is a “Data Controller” under GDPR and DPL, as applicable, solely for the purpose of fulfilling its own pre-contractual AML/KYC new fund client onboarding obligations. In either case, the Company shall ensure that all necessary and appropriate consents, disclosures and notices, including data subject consents, are in place to enable the processing of “Personal Data” (as defined by GDPR and DPL) by USBGFS, the transfer of Personal Data to USBGFS, and the transfer of Personal Data by USBGFS to third countries or regulatory organizations.
(b)The parties further agree the Company is a “Data Controller” under GDPR and DPL, as applicable. The Company, either alone or jointly with others,

determines or controls the content, use, purpose and means of processing the Personal Data.
(c)USBGFS shall process the Personal Data: (i) in accordance with instructions of the Company pursuant to this Agreement and any authorized persons list executed pursuant thereto, for the purpose of discharging USBGFS’ obligations under the Agreement; and (ii) when required by law or regulation, or required or requested by any court or regulator (each a “Processing Order”) to which USBGFS is subject. In the event USBGFS receives a request to process Personal Data pursuant to any Processing Order, it shall, to the extent legally permissible and reasonably practicable under the circumstances, notify the Company prior to processing.
(d)The Company is solely responsible for developing and implementing its internal policies and procedures with respect to GDPR and DPL.
(e)USBGFS shall:
i.ensure that persons handling Personal Data on its behalf are subject to confidentiality obligations similar to those contained in this Agreement;
ii.implement appropriate technical and organizational measures to protect Personal Data including against unauthorized or unlawful processing and against accidental loss, damage or destruction;
iii.only appoint sub-processors with the prior written consent of the Company (standing instructions or general written authorization are sufficient), and only if the sub-processors provide sufficient guarantees in writing to USBGFS that they have implemented appropriate technical and organizational measures in such a manner that processing will comply with GDPR and DPL, as applicable1;
iv.beyond the initial appointment, inform the Company of any intended material changes concerning the addition or replacement of sub-processors, thereby giving the Company the opportunity to object;
v.taking into account the nature of the processing, reasonably assist the Company by appropriate technical and organizational measures, insofar as possible, to enable the Company to comply with its obligation to respond to requests for exercising a data subject’s rights under GDPR or DPL;
vi.provide reasonable assistance to the Company in ensuring their compliance with obligations regarding Personal Data breaches, data protection impact assessments and prior consultation subject to the nature of the processing and the information reasonably available to
1 For the avoidance of doubt, USBGFS’ affiliates and third party software providers will be used as sub-processors under this Agreement, and the Company hereby authorizes such use.

USBGFS, and inform the Company of Personal Data breaches without undue delay;
vii.at the written direction of the Company, delete or return all Personal Data to the Company after the end of the provision of services under the Agreement relating to processing, and delete existing copies of Personal Data unless applicable law or internal data retention or backup procedures require the storage of such Personal Data; and
viii.make available to the Company all information reasonably necessary to demonstrate compliance with GDPR or DPL, as applicable, and allow for and reasonably cooperate with audits, including inspections, conducted by the Company or its auditor; and immediately inform the Company if, in its opinion, the Company’s instructions regarding this subsection infringes on GDPR or DPL.
(f)Each party shall comply with any other applicable law or regulation which implements GDPR and DPL in relation to the Personal Data. Nothing in the Agreement shall be construed as preventing either party from taking such other steps as are necessary to comply with GDPR, DPL or any other applicable data protection laws.
12.Duties in the Event of Termination
In the event that, in connection with termination, a successor to any of USBGFS’ duties or responsibilities hereunder is designated by the Company by written notice to USBGFS, USBGFS will promptly, upon such termination and at the expense of the Company, transfer to such successor all relevant books, records, correspondence, and other data established or maintained by USBGFS under this Agreement in a form reasonably acceptable to the Company (if such form differs from the form in which USBGFS has maintained the same, the Company shall pay any expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBGFS’ personnel in the establishment of books, records, and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Company. The Company shall also pay any reasonable fees associated with record retention and/or tax reporting obligations that USBGFS is obligated under applicable law, regulation, or rule to continue following the termination.
13.Term of Agreement; Amendment
A.This Agreement shall become effective as of the last date written on the signature page and will continue in effect for a period of three (3) years. Following the initial term, this Agreement shall automatically renew for successive one (1) year terms unless either party provides written notice at least 90 days prior to the end of the then current term that it will not be renewing the Agreement.
B.Subject to Section 14, this Agreement may be terminated by either party upon giving 90 days’ prior written notice to the other party or such shorter notice period as is mutually agreed upon by the parties.

C.USBGFS may terminate this Agreement immediately if the continued service of or the Company would cause USBGFS or any of its affiliates to be in violation of any applicable law, rule, regulation, or order of any governmental, regulatory or judicial authority of competent jurisdiction, or if the Company (or any affiliate thereof) commits any act, or becomes involved in any situation or occurrence, tending to bring itself into public disrepute, contempt, scandal, or ridicule, or such that continued association with the Company would reflect unfavorably upon USBGFS’ reputation, provided that in such event USBGFS shall, to the extent it is legally permitted and able to do so, provide reasonable assistance to transition or the Company to a successor service provider.
D.This Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.
E.This Agreement may not be amended or modified in any manner except by written agreement executed by USBGFS and the Company, and authorized or approved by the Company’s Board of Directors.
14.    Early Termination
In the absence of any material breach of this Agreement, should the Company elect to terminate this Agreement prior to the end of the then current term, the Company agrees to pay the following fees:

a.all fees associated with converting services to successor service provider;
b.all fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;
c.all miscellaneous costs associated with a-c above.

15.    Assignment
This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Company without the written consent of USBGFS, or by USBGFS without the written consent of the Company accompanied by the authorization or approval of the Company’s Board of Directors.
16.    Governing Law
This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Securities and Exchange Commission thereunder.
17.    No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.
18.    Services Not Exclusive
Nothing in this Agreement shall limit or restrict USBGFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

19.    Invalidity
Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.
20.    Notices
Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested to the other party’s address set forth below:
Notice to USBGFS shall be sent to:
U.S. Bank Global Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202
Attn: President

and
Notice to the Company shall be sent to:
The Jensen Quality Growth Fund Inc.
5500 Meadows Road
Lake Oswego, OR 97035
Attn: President

20.    No Third Party Rights
Nothing expressed or referred to in this Agreement will be construed to give any third party (including, without limitation, the Company’s shareholders) any legal or equitable right, remedy or claim under or with respect to this Agreement.
21.    Multiple Originals
This Agreement may be executed on two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(SIGNATURES ON THE FOLLOWING PAGE)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date last written below.

THE JENSEN QUALITY GROWTH FUND INC.
By: /s/ Eric Schoenstein
Name: Eric Schoenstein
Title: Vice President
Date: 10/18/2019

U.S. BANCORP FUND SERVICES, LLC
By: /s/ Jeanine M. Bajczyk
Name: Jeanine M. Bajczyk
Title: Senior Vice President
Date: 10/24/2019

Exhibit A to the Fund Transfer Agent Servicing Agreement

“As of” Processing Policy

    USBGFS will reimburse the Company for any Net Material Loss that may exist on the Company’s books and for which USBGFS is responsible, at the end of each calendar month. “Net Material Loss” shall be defined as any remaining loss, after netting losses against any gains, which impacts the Company’s net asset value per share by at least $50,000. Gains and losses will be reflected on the Company’s daily share sheet, and the Company will be reimbursed for any net material loss on a monthly basis. Otherwise, USBGFS will reset the “as of” ledger at each calendar month end so that any remaining net losses, and any remaining net gains, which do not equal or exceed $50,000 will not be carried forward to the next succeeding month. USBGFS will notify the Company of any losses for which USBGFS believes it is not responsible.

    Notwithstanding the foregoing, during each month USBGFS will immediately reimburse the Company for any remaining loss, after netting losses against any gains, for which USBGFS is responsible that on any day impacts the Company’s net asset value per share by at least $0.01.

Exhibit B to the Transfer Agent Servicing Agreement

1.Services and Definitions

A.Internet Access – Shareholder internet access by shareholders to their shareholder account information and investment transaction capabilities (“Internet Service”). Internet Service is connected directly to the Company’s web site(s) through a transparent hyperlink. To the extent offered by the Company, Shareholders can access, among other information, account information and portfolio listings within the Company, view their transaction history, and purchase additional shares through the Automated Clearing House (“ACH”).

B.“InformaTM” means the system made available through DST Output, a wholly owned subsidiary of DST Systems, Inc. (“DST”) known as “InformaTM”

C.“INFORMA Services” means the services that enable DST to make available certain data from DST’s TA2000® mutual fund record-keeping systems through the Internet to authorized Users available to consenting end-users (“User”, as defined below) through the systems known as Fan Web or Digital Investor (as defined below), whereby certain electronic statements (“E-Statements”, as further defined below) may be searched, viewed, downloaded and printed. INFORMA Services also include notification to the end-user of the availability of E-Statements and storage of E-Statement documents.

D.“E-Statement” means an electronic version of daily confirms, monthly, quarterly or annual statements, and shareholder tax statements created with investor transaction data housed on DST’s TA2000® mutual fund record keeping system, with images available online via a secure web site.

E.“Vision Electronic Statement Services” – Online account access for broker/dealers, financial planners, and registered investment advisers (“RIAs”).

F.“Chat” – A web-based system to permit shareholders and potential shareholders to engage customer service agents through Internet chat. Services offered through chat are the same as through telephone servicing and include account information, transaction history, account maintenance, purchase, liquidation, etc.

G.“Digital Investor” – An internet portal for Shareholder access (a successor to Fan Web)

H.“Fan Web” – An internet portal for Shareholder access.

I.Electronic Services shall consist of those services set out in paragraph A through H above (“Electronic Services”).

J.“End User(s)” or “User(s)” means the consenting person(s) to whom Electronic Services are made available.

2.Duties and Responsibilities of USBGFS

USBGFS shall:

A.Make the Internet Service available 24 hours a day, 7 days a week, subject to scheduled maintenance and events outside of USBGFS’ reasonable control. Unless an emergency is encountered, no routine maintenance will occur during the hours of 8:00 a.m. to 3:00 p.m. Central Time.
B.Provide installation services for Electronic Services, which shall include review and approval of the Company’s network requirements, recommending method of establishing (and, as applicable, cooperate with the Company to implement and maintain) a hypertext link between the Electronic Services site and the Company’s web site(s) and testing the network connectivity and performance.
C.Maintain and support the Electronic Services, which shall include providing error corrections, minor enhancements and interim upgrades to the Electronic Services that are made generally available to the Electronic Services customers and providing help desk support to provide assistance to the Fund’s employees, the employees of the Fund’s investment adviser, and any of their agents with their use of the Electronic Services. Maintenance and support, as used herein, shall not include (i) access to or use of any substantial added functionality, new interfaces, new architecture, new platforms, new versions or major development efforts, unless made generally available by USBGFS to the Electronic Services customers, as determined solely by USBGFS or (ii) maintenance of customized features.
D.Establish systems to guide, assist and permit End Users (as defined above) who access the Electronic Services from the Company’s web site(s) to electronically perform inquiries and create and transmit transaction requests to USBGFS.
E.Address and mail, at each applicable Company’s expense, notification and promotional mailings and other communications provided by the Company to shareholders regarding the availability of the Electronic Services.
F.Prepare and process new account applications received through the Internet Service from shareholders determined by the Company to be eligible for such services and in connection with such, the Company agrees as follows:
1.to permit the establishment of shareholder bank account information over the Internet in order to facilitate purchase activity through ACH; and
2.the Company shall be responsible for any resulting gain/loss liability associated with the ACH process.
G.Provide the End User with a transaction confirmation number for each completed purchase, redemption, or exchange of the Company’s shares upon completion of the transaction.

H.Informa, Digital Investor, Fan Web, Vision, and E-Statement are provided by a third party (“Third Party Electronic Services”). Third Party Electronic Services

utilize commercially reasonable encryption and secure transport protocols intended to prevent fraud and ensure confidentiality of End User accounts and transactions. USBGFS will take reasonable actions, including periodic scans of Internet interfaces and the Electronic Services, to protect the Internet web site(s) that provide the Electronic Services and related network(s), against viruses, worms and other data corruption or disabling devices, and unauthorized, fraudulent or illegal use, by using appropriate anti-virus and intrusion detection software and by adopting such other security procedures as may be necessary.

I.Inform the Company promptly of any malfunctions, problems, errors or service interruptions with respect to the Electronic Services of which USBGFS becomes aware.

J.Exercise reasonable efforts to maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by the Company to USBGFS in writing from time to time, and all “point and click” features of the Electronic Services relating to shareholder acknowledgment and acceptance of such disclaimers and notifications.

K.Establish and provide to the Company written procedures, which may be amended from time to time by USBGFS with the written consent of the Company, regarding End User access to the Electronic Services and that are reasonably designed to protect the security and confidentiality of information relating to the Company and End Users.

L.Provide the Company with daily reports of transactions listing all purchases or transfers made by each End User separately. USBGFS shall also furnish the Company with monthly reports summarizing shareholder inquiry and transaction activity without listing all transactions.

M.Annually engage a third party to audit its internal controls for the Electronic Services and compliance with all guidelines for the Electronic Services included herein and provide the Company with a copy of the auditor’s report promptly.

N.Maintain its systems and perform its duties and obligations hereunder in accordance with all applicable laws, rules and regulations.

O.Be responsible for timely and adequately notifying User via e-mail that the User’s E-Statement is available at the appropriate Internet site.

P.Ensure the E-Statement is available for the User on the Company’s Internet site for a minimum period of 24 months after delivery.

3.Duties and Responsibilities of the Company

The Company assumes exclusive responsibility for the consequences of any instructions it may give to USBGFS, for the Company’s or End Users’ failure to properly access the Electronic Services in the manner prescribed by USBGFS, and for the Company’s failure to supply accurate information to USBGFS.

Also, the Company shall:

A.Revise and update the applicable Prospectus(es) and other pertinent materials, such as user agreements with End Users, to include the appropriate consents, notices and disclosures for Electronic Services, including disclaimers and information reasonably requested by USBGFS.
B.Be responsible for designing, developing and maintaining one or more web sites for the Company through which End Users may access the Electronic Services, including provision of software necessary for access to the Internet, which must be acquired from a third party vendor. Such web sites shall have the functionality necessary to facilitate, implement and maintain the hypertext links to the Electronic Services and the various inquiry and transaction web pages. The Company shall provide USBGFS with the name of the host of the Company’s web site server and shall notify USBGFS of any change to the Company’s web site server host.
C.Provide USBGFS with such information and/or access to the Company’s web site(s) as is necessary for USBGFS to provide the Electronic Services to End Users.
D.Promptly notify USBGFS of any problems or errors with the applicable Electronic Services of which the Company becomes aware or any changes in policies or procedures of the Company requiring changes to the Electronic Services.
4.Additional Representations and Warranties

The parties hereby warrant that neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible through the Electronic Services or Company’s web site(s), as the case may be, any “back door,” “time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder. For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software. All costs incurred with replacement including, but not limited to, cost of media, shipping, deliveries and installation, shall be borne by such party.

5.Proprietary Rights

A.Each party acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of the other hereunder. Any software, interfaces or other programs a party provides to the other hereunder shall be used by such receiving party only in accordance with the provisions of this Exhibit C. Any interfaces, other software or other programs developed by one party shall not be used directly or indirectly by or for the other party or any of its affiliates to connect such receiving party or any affiliate to any other person, without the first party’s prior written approval, which it may give or withhold in its sole discretion. Except in the normal course of business and in conformity with Federal copyright law or with the other party’s consent, neither party nor any of its affiliates shall disclose, use, copy, decompile or reverse engineer any software or other programs provided to such party by the other in connection herewith.
B.The Company’s web site(s) and the Electronic Services may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the other party. Each party retains all rights in such intellectual property that may reside on the other party’s web site, not including any intellectual property provided by or otherwise obtained from such other party. To the extent the intellectual property of one party is cached to expedite communication, such party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that reasonably necessary for the communication. To the extent that the intellectual property of one party is duplicated within the other party’s web site to replicate the “look and feel,” “trade dress” or other aspect of the appearance or functionality of the first site, that party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for the period during which this Exhibit C is in effect. This license is limited to the intellectual property needed to replicate the appearance of the first site and does not extend to any other intellectual property owned by the owner of the first site. Each party warrants that it has sufficient right, title and interest in and to its web site and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to the other party does not and will not infringe on any U.S. patent, copyright or other proprietary right of a third party.
C.Each party agrees that the nonbreaching party would not have an adequate remedy at law in the event of the other party’s breach or threatened breach of its obligations under this Section of this Exhibit C and that the nonbreaching party would suffer irreparable injury and damage as a result of any such breach. Accordingly, in the event either party breaches or threatens to breach the obligations set forth in this Section of this Exhibit C, in addition to and not in lieu of any legal or other remedies a party may pursue hereunder or under applicable law, each party hereby consents to the aggrieved party seeking equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefor, prohibiting any such breach or threatened breach. In any proceeding upon a motion for such equitable relief, a party’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief. The provisions of this Section relating to equitable relief shall survive termination of the provision of services set forth in this Exhibit C.
6.Compensation

USBGFS shall be compensated for providing the Electronic Services selected by the Company from time to time in accordance with the fee schedule set forth in Exhibit C (as amended from time to time).

7.Additional Indemnification; Limitation of Liability

A.Subject to Section 2, USBGFS CANNOT AND DOES NOT GUARANTEE AVAILABILITY OF THE ELECTRONIC SERVICES. Accordingly, USBGFS’

sole liability to the Company, or any third party (including End Users) for any claims, notwithstanding the form of such claims (e.g., contract, negligence, or otherwise), arising out of the delay of or interruption in the Electronic Services to be provided by USBGFS hereunder shall be to use its best reasonable efforts to commence or resume the Electronic Services as promptly as is reasonably possible.

B.    USBGFS shall, at its sole cost and expense, defend, indemnify, and hold harmless the Company and the Company’s directors, officers, agents, and employees from and against any and all claims, demands, losses, expenses and liabilities of any and every nature (including reasonable attorneys’ fees) arising out of or relating to (a) any infringement, or claim of infringement, of any United States patent, trademark, copyright, trade secret, or other proprietary rights based on the use or potential use of the Electronic Services and (b) the provision of the Company Files (as defined below) or Confidential Information (as defined below) to a person other than a person to whom such information may be properly disclosed hereunder.

B.If an injunction is issued against the Company’s use of the Electronic Services by reason of infringement of a patent, copyright, trademark, or other proprietary rights of a third party, USBGFS shall, at its own option and expense, either (i) procure for the Company the right to continue to use the Electronic Services on substantially the same terms and conditions as specified hereunder, or (ii) after notification to the Company, replace or modify the Electronic Services so that they become non-infringing, provided that, in the Company’s judgment, such replacement or modification does not materially and adversely affect the performance of the Electronic Services or significantly lessen their utility to the Company. If in the Company’s judgment, such replacement or modification does materially adversely affect the performance of the Electronic Services or significantly lessen their utility to the Company, the Company may terminate all rights and responsibilities under this Exhibit B immediately on written notice to USBGFS.

C.Because the ability of USBGFS to deliver Electronic Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties, USBGFS shall not be liable for delays or failures to perform its obligations hereunder to the extent that such delays or failures are attributable to circumstances beyond its reasonable control which interfere with the delivery of the Electronic Services by means of the Internet or any of the equipment, software and services which support the Internet provided by such third parties. USBGFS shall also not be liable for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by USBGFS or its affiliates) or of any third parties involved in the Electronic Services and shall not be liable for the selection of any such third party, unless USBGFS selected the third party in bad faith or in a grossly negligent manner.

D.USBGFS shall not be responsible for the accuracy of input material from End Users nor the resultant output derived from inaccurate input. The accuracy of input and output shall be judged as received at USBGFS’ data center as determined by the records maintained by USBGFS.

E.Notwithstanding anything to the contrary contained herein, USBGFS shall not be obligated to ensure or verify the accuracy or actual receipt, or the transmission, of any data or information contained in any transaction via the Electronic Services or the consummation of any inquiry or transaction request not actually reviewed by USBGFS. USBGFS is entitled to presume that all information and transaction requests submitted through the Electronic Services are genuine in the absence of actual information to the contrary. USBGFS will not be liable for any loss, liability, cost or expense for following instructions communicated through the Electronic Services, including fraudulent or unauthorized instructions.

8.File Security and Retention; Confidentiality

A.USBGFS and its agents will provide commercially reasonable security provisions to ensure that unauthorized third parties do not have access to the Company’s data bases, files, and other information provided by the Company to USBGFS for use with the Electronic Services, the names of End Users or End User transaction or account data (collectively, “Company Files”). USBGFS’ security provisions with respect to the Electronic Services, the Company’s web site(s) and the Company Files will be no less protected than USBGFS’ security provisions with respect to its own proprietary information. USBGFS agrees that any and all Company Files maintained by USBGFS for the Company hereunder shall be available for inspection by the Company’s regulatory authorities during regular business hours, upon reasonable prior written notice to USBGFS, and will be maintained and retained in accordance with applicable requirements of the 1940 Act. USBGFS will take such actions as are necessary to protect the intellectual property contained within the Company’s web site(s) or any software, written materials, or pictorial materials describing or creating the Company’s web site(s), including all interface designs or specifications. USBGFS will take such actions as are reasonably necessary to protect all rights to the source code and interface of the Company’s web site(s). In addition, USBGFS will not use, or permit the use of, names of End Users for the purpose of soliciting any business, product, or service whatsoever except where the communication is necessary and appropriate for USBGFS’ delivery of the Electronic Services.

B.USBGFS shall treat as confidential and not disclose or otherwise make available any of the Company’s lists, information, trade secrets, processes, proprietary data, information or documentation (collectively, the “Confidential Information”), in any form, to any person other than agents, employees or consultants of USBGFS. USBGFS will instruct its agents, employees and consultants who have access to the Confidential Information to keep such information confidential by using the same care and discretion that USBGFS uses with respect to its own confidential property and trade secrets. Upon termination of the rights and responsibilities described in this Exhibit C for any reason and upon the Company’s request, USBGFS shall return to the Company, or destroy and certify that it has destroyed, any and all copies of the Confidential Information which are in its possession.

C.Notwithstanding the above, USBGFS will not have an obligation of confidentiality under this Section with regard to information that (1) was known to it prior to disclosure hereunder, (2) is or becomes publicly available other than as a result of a breach hereof, (3) is disclosed to it by a third party not subject to a duty of confidentiality, or (4) is required to be disclosed under law or by order of court or governmental agency.

9.Warranties

EXCEPT AS OTHERWISE PROVIDED IN THIS EXHIBIT, THE ELECTRONIC SERVICES ARE PROVIDED BY USBGFS “AS IS” ON AN “AS-AVAILABLE” BASIS WITHOUT WARRANTY OF ANY KIND, AND USBGFS EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE ELECTRONIC SERVICES INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

10.Duties in the Event of Termination

In the event of termination of the services provided pursuant to this Exhibit C, (i) End Users will no longer be able to access the Electronic Services and (ii) the Company will, to the extent reasonably technically practicable and permitted by applicable law, return all codes, system access mechanisms, programs, manuals and other written information provided to it by USBGFS in connection with the Electronic Services provided hereunder, and shall destroy or erase all such information on any diskettes or other storage medium.

Exhibit C to the Fund Transfer Agent Servicing Agreement

    Transfer Agent, Shareholder & Account Services Fee Schedule
Annual Service Charges to the Fund*
•$_____ per CUSIP in Fund Complex

•$_____ per closed ML 0 account
•$_____ per open ML 0 account
•$_____ per closed ML 3 account
•$_____ per open ML 3 account

Chief Compliance Officer Support Fee
•$_____ per year per fund complex

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Telephone toll-free lines, mailing, sorting and postage, stationery, envelopes, service/data conversion, AML verification services, special reports, record retention, lost shareholder search, disaster recovery charges, ACH fees, Fed wire charges, NSCC activity charges, DST charges, shareholder/dealer print out (daily confirms, investor statements, tax, check printing and writing and commissions), voice response (VRU) maintenance and development, data communication and implementation charges, specialized programming, omnibus conversions, travel, excess history, FATCA and other compliance mailings, electronic document archiving, NCSS System charges, Omnibus Account Transactions. Telephone Calls, Voice Response Calls, Manual Shareholder Transaction & Correspondence, Daily Valuation/Manual 401k Trade, Report Source – Client on-line access to fund and investor data, Short-Term Trader Reporting – Software application used to track and/or assess transaction fees that are determined to be short-term trades, Excessive Trader – Software application that monitors the number of trades (exchanges, redemptions) that meet fund family criteria for excessive trading and automatically prevents trades in excess of the fund family parameters, 12b-1 Aging – Aging shareholder account share lots in order to monitor and begin assessing 12b-1 fees after a certain share lot age.

Additional Services
Additional services not included above shall be mutually agreed upon at the time of the service being added. Digital Investor shareholder e-commerce, FAN Mail electronic data delivery, Vision intermediary e-commerce, client Web data access, recordkeeping application access, programming charges, outbound calling & marketing campaigns, training, cost basis reporting, investor email services, dealer reclaim services, literature fulfillment, money market fund service organizations, charges paid by investors, physical certificate processing, CUSIP setup, CTI reporting, sales reporting & 22c-2 reporting (MARS), electronic statements (Informa), Fund Source, EConnect Delivery, Shareholder Call review analysis, statement support, Mutual Fund Profile II services, dealer/fund merger events, NAV reprocessing, voluntary state withholdings and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Fees are calculated pro rata and billed monthly.

The monthly fee for an open account shall be charged in the month during which an account is opened through the month in which such account is closed. The monthly fee for a closed account shall be charged in the month following the month during which such account is closed.

Transfer Agent & Shareholder Services
Additional Services Fee Schedule
Charges Paid by Investors
Shareholder accounts will be charged based upon the type of activity and type of account, including the following:
Qualified Plan Fees
•$_____ per qualified plan account or Coverdell ESA account (Cap at $30.00 per SSN)
•$_____ per transfer to successor trustee
•$_____ per participant distribution (Excluding SWPs)
•$_____ per refund of excess contribution
•$_____ per reconversion/recharacterization

Additional Shareholder Paid Fees
•$_____ per outgoing wire transfer or overnight delivery
•$_____ per telephone exchange
•$_____ per return check or ACH or stop payment
•$_____ per statement year requested per account (This fee applies to research requests for statements older than the prior year)
CUSIP Setup
•CUSIP Setup beyond the initial CUSIP – $_____ per CUSIP
•Expedited CUSIP Setup – $_____ per CUSIP (Less than 35 days)
Fund Characteristic Change
•Fund Name Change – $_____ per fund/ per change
•Fund CUSIP Change – $_____ per fund/ per change
Digital Investor
Shareholder account access through the internet. Shareholders can securely access account information, conduct financial transactions, and perform account maintenance activities. Electronic document delivery is also available as an adjunct service. Digital Investor includes user interface which caters to a full range of connected devices, including tablets and smart phones. The standard implementation comes with advanced authentication, eCommerce inspired workflows, and a base package of transaction and maintenance functionality.
◦Digital Investor
•Implementation – $_____ per fund group
•Annual Base Fee – $_____ per year
Optional features with additional implementation fees and ongoing fees are available. A full feature list and quote is available upon request.
◦Activity (Session) Fees:
•Inquiry – $_____ per event
•Login Challenge – $_____ per event
•Account Maintenance – $_____ per event
•Transaction – financial transactions, duplicate statement requests, etc. – $_____ per event
•New Account Set-up – $_____ per event
•Bank Verification Attempt – $_____ per event
FAN Mail
Financial planner mailbox provides transaction, account and price information to financial planners and small broker/dealers for import into a variety of financial planning software packages.
•Base Fee Per Management Company – file generation and delivery – $_____ per year
•Per Record Charge
–Rep/Branch/ID – $_____
–Dealer – $_____
•Price Files – $_____ per record or $_____ per user per month, whichever is less

Transfer Agent & Shareholder Services
Additional Services Fee Schedule (Continued)
Vision Electronic Statement Services
Online account access for broker/dealers, financial planners, and RIAs.
▪    Account inquiry
-    Inquiry - $_____ per event
-    Vision ID - $_____ per month per ID
▪    Transaction Processing*
-     Implementation Fee - $_____ per Management Company
-    Transaction – purchase, redeem, and exchange - $_____ per event
-    Monthly Minimum Charge - $_____ per month
▪    Electronic Statements*
-    Implementation- $_____ per fund group
-    Load charges-$_____ per image
-    Archive charge (for any image stored beyond 2 years)-$_____ per document
*Vision ID and event charges also apply.
Fund Source
Client Access to audited fund information, pricing, performance, literature, processing guidelines.
–$_____ per Month – Unlimited Users
Electronic Correspondence
Upon consent from shareholder caller, forms and fulfillment pieces can be sent via email through a secured service rather than mailed.
•$_____ per Email
Client Web Data Access
U.S. Bank client on-line access to fund and investor data through U.S. Bank technology applications and data delivery and security software.
•STAT – Statement and Tax Form Storage & Retrieval
–Setup: $_____ per user
–Support: $_____ per user per month
•ReportSource – Report and Data File Storage & Retrieval
–Setup: Included in initial fund setup on Transfer Agent system
–$_____ per user per month
Additional Data Delivery Services
•Ad Hoc/PowerSelect File Development
–Standard ad-hoc select: $_____ per file
–Custom coded data for recurring, scheduled delivery: $_____ per hour consultation and programming development
–Support: $_____ per file per month for recurring files/reports scheduled for delivery via Report Source.
–Recurring files scheduled for delivery via Report Source.
•Custom Electronic File Exchange (MFS delivery of standard TIP files)
–Setup: $_____ one-time fee
–Support: $_____ per file per month
•File Delivery to Alternate Sales Reporting Provider
–Setup: $_____ one-time fee
–Maintenance Fee: $_____ per file per month
Chat Services
•Implementation Fee – $_____
•Monthly Fee – $_____ per month
•Per Chat Fee – $_____ per chat or $_____ per minute of chat
Outbound Calling & Marketing Campaigns
•Cost based on project requirements including hours, data sourcing and reporting.

Transfer Agent & Shareholder Services
Additional Services Fee Schedule (Continued)
Electronic Form Delivery and Signature Capture
•Implementation fee – $_____ (includes 15 forms)
•Additional setup fee – $_____ for each additional form and email template
•Form and fund logo modifications – $_____ per form, $_____ per updated Fund Logo
•Monthly minimum fee – $_____ per month
•Per electronic envelope Fee – $_____
Recordkeeping Application Access
•Internet VPN – Infrastructure to allow for application accessibility to host systems and file transfers
–$_____ implementation
–$_____ per month
•Physical Network – Infrastructure to allow for application accessibility to host systems and file transfers
–Cost varies depending upon location and bandwidth
•TA2000 3270 Emulation (Mainframe Green Screen) – Account inquiry and ability to perform financial transactions or account maintenance depending upon user access.
–$_____ implementation
–$_____ per ID per month
•TA2000 Desktop (Graphic User Interface to the TA2000 Mainframe) – Account inquiry and ability to perform financial transactions or account maintenance depending upon user access provisioning.
–$_____ implementation
–$_____ per ID per month
•TA2000 SmartDesk (Web Application to TA2000 Mainframe) – Account inquiry only.
–$_____ implementation
–$_____ per ID per month
•Automated Work Distributor (AWD) – Image and workflow application.
–$_____ implementation
–$_____ per ID per month
•Same Day Cash Management (SDCM) – Fund level transaction and cash reporting.
–$_____ implementation
–$_____ per ID per month
•PowerSelect – SQL database used for ad hoc reporting from the shareholder recordkeeping system.
–$_____ per month
Programming Services
•$_____ per hour (subject to change)
•Charges incurred for customized services based upon fund family requirements including but not limited to:
–Fund setup programming (transfer agent system, statements, options, etc.)
–Customized service development
–Voice response system setup (menu selections, shareholder system integration, testing, etc.)
–All other client specific customization and/or development services
Cost Basis Reporting
Annual reporting of shareholder cost basis for non-fiduciary direct accounts.
•$_____ per direct open account per year
Email Services
Services to capture, queue, monitor, service and archive shareholder email correspondence:
•$_____ setup per fund group
•$_____ per month administration
•$_____ per received email correspondence

Transfer Agent & Shareholder Services
Additional Services Fee Schedule (Continued)
Dealer Reclaim Services
Services reclaim fund losses due to the pricing differences for dealer trade adjustments such as between dealer placed trades and cancellations. There will be no correspondence charges related to this service.
•$_____ per fund group per month
CTI Reporting
Integrated custom detailed call reporting – $_____ per monthly report
Literature Fulfillment Services
•Account Management/Database Administration
–$_____ per month
–Receiving – $_____ per SKU
–Order Processing – $_____ per order
–Skid Storage – $_____ per month per location
–Disposal – $_____ per SKU
•Inbound Teleservicing Only
–Account Management – $_____ per month (OR)
–Call Servicing – $_____ per call
•Lead Source Reporting
–$_____ per month
•Closed Loop Reporting
–Account Management – $_____ per month
–Database Installation, Setup – $_____ per fund group
•Miscellaneous Expenses
–Included but not limited to specialized programming, kit and order processing expenses, postage, and printing.
Shareholder Call Review Analysis
Includes Call Sampling sent securely to client and Reporting of internal representative reviews.
•$_____ per Month
Mutual Fund Profile II Services
Initial data review and population as well as ongoing support of information on DTCC’s Mutual Fund Profile II site
•Initial data population: $_____ for less than 25 CUSIPS / $5,000 for 25 CUSIPS or more
•Monthly maintenance: $_____ per management company
•Additional project fees may apply for events such as fund acquisitions, multiple fund/share class launches, share class charges and other large processing events outside of normal fund activity to be billed at rate of $_____/hour
Dealer Survey Completion
Dealer fund survey requests – $_____ per hour for completion and quality validation
Physical Certificate Processing
Services to support the setup and processing of physical certificated shares for a fund family:
•$_____ setup per fund group
•$_____ per certificate transaction
Fund Event* Services
•Programming & File Delivery – $_____/hour
•Project Management/Analysis – $_____/hour
•Account Data Retention – $_____/account/month until purged*
•CUSIP Data Retention – $_____/CUSIP/month until purged*
*Fund Event are defined as Fund Liquidations, De-conversions, Mergers, Fully History Conversions (Manual and Systematic) and Non Taxable Reorganizations (into U.S. Bank or out to another Transfer Agent) *FINCEN regulations require account retention for 12 months following closing. Data is purged the first July after retention requirements have been fulfilled.

Transfer Agent & Shareholder Services
Additional Services Fee Schedule (Continued)
MARS Sales Reporting & Compliance Services
Standard MARS Version 8i Implementation Cost
•$_____ – $_____ MARS Sales Reporting Module, CRM Module or 22c-2 Compliance Module (Includes up to one year of DST/TA2000 data)
Standard MARS Version 8i Products & Services (Monthly fees)
•$_____ – $_____ MARS Sales & Compliance Reporting (Includes 5 Sales & 5 Compliance Users)
•$_____ – $_____ MARS Sales Reporting (Includes 5 Sales Users)
•$_____ – $_____ MARS 22c-2 Compliance (Includes 5 Compliance Users)
•$_____ – $_____ – Enhanced Services*
Includes up to 160 hours per month of support services. Basic support includes file import assistance, data scrubbing (cleaning of firm, office and rep information), database query requests, compliance report monitoring/review/analysis, and business requirement analysis. Additional Enhanced Services support can be negotiated.

Standard Version 8i System Setup & Implementation Costs (One-time fee)
•$_____ – SalesForce.com Integration
•$_____ – Custom Data Interface
•$_____ – OmniSERV Setup
•$_____ – Standard Interface
•$_____ – Additional OmniSERV Interface
Standard Version 8i Licenses (Monthly Fee Per User)
•$_____ – Sales Reporting
•$_____ – 22c-2 Compliance
•$_____ – CRM
•$_____ – SFDC
Standard Version 8i Products & Services (Monthly Fee)
•$_____ – OmniSERV
•$_____ – Daily Transaction Load from Sales Portal
•$_____ – Monthly Asset Load from Sales Portal
•$_____ – SalesForce.com
Additional Version 8i Products & Services (Quoted Separately)
Albridge Analytics, CFG Fulfillment, Customer/Account Module, Document Management, Exact Target, iPad/iPhone, Mapping Integration, Merrill Lynch (Compliance Only), NSCC DTT Data Line, Profiling, and RIA Monthly Load.

MARS Lite Implementation Cost – Eligibility Based on AUM and Transaction Size
•$_____ – MARS Lite Base Sales Reporting Only (Includes up to one year of DST/TA2000 data)
MARS Lite Products & Services (Monthly fees based on AUM)
•$_____/month     (AUM $0 – $99,999,999.99)
•$_____/month     (AUM $100,00,000 – $249,999,999.99)
•$_____/month (AUM $250,000,000 – $399,999,999.99)
•$_____/month (AUM $400,000,000 – $499,999,999.99)
Once an AUM of $500,000,000 has been reached, additional fees will be negotiated. After an AUM range is surpassed, the monthly services fee would not decrease regardless of negative fluctuations.

Includes Enhanced Services up to 160 hours per month of support services. Basic support includes file import assistance, data scrubbing (cleaning of firm, office and rep information), database query requests and business requirements analysis.

Base includes initial three dealer interfaces. Each additional interface is $_____ per month.
Storage allocation includes initial 10GB of data. Each additional 1GB of storage space is $_____ per month.
No CRM real-time integration. No system access.

Additional MARS Lite System Setup & Implementation Costs (One-time fee)
•$_____ – Custom Data Interface
•$_____ – Standard Interface
•$_____ – OmniSERV Interface

Any System Upgrades & Enhancements (Quoted separately through a Statement of Work)

MARS Training
•$_____ /day plus travel and out-of-pocket expenses.
** Any additional costs that may be charged by intermediaries/NSCC for data fees are not included.

Transfer Agent & Shareholder Services
Additional Services Fee Schedule (Continued)
Informa Shareholder Electronic Statement Services
Electronic Confirm Presentation
eCDLY will load shareowner daily confirmations (financial transactions only, does not include maintenance confirmations) and send notification to consented shareowners of a new document to view.
•Document Loading, Storage, and Access – $_____ per statement
•Document Consent Processing, Suppression, and Notification – $_____ per suppressed statement
•Development & Implementation of Electronic Confirm Statements – $_____ initial setup fee

Electronic Investor Statement Presentation
eStatements will load shareowner investor statements in a PDF format and send notification to the consented shareowners of a new document to view.
•Document Loading, Storage, and Access – $_____ per statement
•Document Consent Processing, Suppression, and Notification – $_____ per suppressed statement
•Development & Implementation of Electronic Investor Statements – $_____ initial setup fee

Electronic Tax Presentation
eTax will load TA2000 tax forms and send notification to the consented shareowners of a new document to view.
•Document Loading, Storage, and Access – $_____ per statement
•Document Consent Processing, Suppression, and Notification – $_____ per suppressed statement
•Development & Implementation of Electronic Tax Statements – $_____ initial setup fee

Electronic Compliance Presentation
eCompliance allows consented users to receive an email containing a link to the respective compliance material for each compliance run.
•Document Consent Processing, Suppression, and Notification – $_____ per suppressed statement
•Development & Implementation of Electronic Compliance Documents – $_____ initial setup fee

Related Digital Investor Fees
•View Consent Enrollment – $_____ per transaction
•Consent Enrollment – $_____ per transaction
•View Statements – $_____ per view

Notes:
•Statements presented as PDF documents
•Statements will be loaded for all accounts, regardless of consent
•Three year minimum term
•Storage for two years included in Document Loading, Storage and Access fee. Archive fee of $_____ per document per year for three years and greater, if desired
Digital Investor customization charges apply